EXHIBIT 91.1

[AVANIR Pharmaceuticals Logo]

NEWS RELEASE

AVANIR PHARMACEUTICALS REPORTS
THIRD QUARTER FISCAL 2005 FINANCIAL RESULTS

San Diego, August 15, 2005 – Avanir Pharmaceuticals (AMEX: AVN) today reported a net loss for the third quarter of fiscal 2005 of $8.2 million, or $0.08 per share, compared with a net loss of $6.6 million, or $0.08 per share, for the same period a year ago.

Research and development (R&D) expenses in the third fiscal quarter of 2005 were $6.5 million, compared to $5.1 million in the same period a year ago. R&D program highlights for the third quarter were:

•	Submitting the final reviewable unit of our new drug application (NDA) to the U.S. Food and Drug Administration (FDA) for Neurodex in the treatment of pseudobulbar affect, including the payment of a $672,000 filing fee;

•	Initiating a Phase 3 clinical trial of Neurodex for the treatment of neuropathic pain in patients with diabetes. The trial has a Special Protocol Assessment (SPA) from the FDA, which establishes agreement on the protocol under which Avanir will conduct the study and analyze the data;

•	Entering into a multi-million research, development and commercialization agreement with Novartis to develop treatments for inflammatory diseases by targeting macrophage migration inhibitory factor (MIF).

A comparison of R&D spending by program is shown in the table that follows.

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RESEARCH AND DEVELOPMENT PROGRAM EXPENSES
	Third Fiscal Quarter Ended
	June 30, 2005		June 30, 2004
	Amount	Percent	Amount	Percent
	(Mils.)		(Mils.)
Neurodex for the treatment of PBA	$1.9	29%	$2.1	41%
Neurodex for neuropathic pain	1.3	20%	0.5	10%
Allergy and asthma (IgE regulator) program	1.0	15%	1.0	20%
Atherosclerosis research program	1.3	20%	0.3	6%
Other preclinical research, including potential treatments for inflammation and infectious diseases	1.0	16%	1.2	23%

Total	$6.5	100%	$5.1	100%

Revenues for the third quarter of fiscal 2005 were $3.3 million, compared to $591,000 in the same period a year ago. Revenues in the third quarter of fiscal 2005 included $2.8 million in connection with the Novartis collaboration, $456,000 that the Company recognized from the sale of Abreva® royalty rights to Drug Royalty USA and $115,000 from government research grants. Revenues in the third quarter of fiscal 2004 included $351,000 recognized from the sale of Abreva royalty rights and $222,000 from government research grants.

Total operating expenses were $11.7 million in the third fiscal quarter of 2005, compared to $7.3 million in the same period in fiscal 2004. In addition to increases in R&D expenditures, general and administrative expenses increased by $1.6 million, largely due to expenses associated with the departure of the previous CEO and the costs of compliance with the Sarbanes Oxley Act of 2002. Sales and marketing expenses increased by $1.5 million incurred in connection with preparation for the potential launch of our lead product candidate, Neurodex™.

Balance Sheet Highlights

As of June 30, 2005, we had cash and investments in securities totaling $26.5 million, including cash and cash equivalents of $3.6 million, short and long-term investments in securities of $22.0 million and restricted investments in securities of $857,000.

Subsequent to the close of the quarter, we received a $10 million payment from AstraZeneca related to our preclinical atherosclerosis research program, which is not included in the cash and investments in securities as of June 30, 2005.

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Fiscal Year-to-Date Results

The net loss for the first nine months of fiscal 2005 was $29.3 million, compared to $19.6 million for the same period a year ago. The basic and diluted net loss per share was $0.29 for the first nine months of fiscal 2005, compared to $0.27 for the same period a year ago.

Total operating expenses were $34.5 million in the first nine months of fiscal 2005 compared to $22.7 million in the same period in fiscal 2004. R&D expenses were $23.0 million in the first nine months of fiscal 2005, compared to $15.8 million in the same period a year ago. R&D programs accounted for 66% and 70% of total operating expenses for the first nine months of fiscal 2005 and 2004, respectively. A breakdown of major R&D spending for the nine-month periods ended June 30, 2005 and 2004 is as follows:

RESEARCH AND DEVELOPMENT PROGRAM EXPENSES
	Nine Months Ended
	June 30, 2005		June 30, 2004
	Amount	Percent	Amount	Percent
	(Mils.)		(Mils.)
Neurodex™ for the treatment of PBA	$11.6	50%	$6.3	40%
Neurodex for neuropathic pain	3.3	14%	1.6	10%
Allergy and asthma (IgE regulator) program	2.1	9%	3.0	19%
Atherosclerosis research program ............	3.1	14%	0.8	5%
Other preclinical research, including potential treatments for inflammation and infectious diseases	2.9	13%	4.1	26%

Total	$23.0	100%	$15.8	100%

In addition to R&D expenditures, sales and marketing expenses increased by $2.4 million due to costs incurred in connection with preparation for the potential launch of Neurodex™. Administrative expenses increased by $2.5 million, largely due to expenses associated with the departure of the previous CEO and the costs of compliance with the Sarbanes-Oxley Act of 2002.

Revenues for the first nine months of fiscal 2005 amounted to $4.9 million, compared to $3.0 million for the same period last year. Revenues for the first nine months of fiscal year 2005 included $2.8 million in connection with the Novartis collaboration, $1.4 million that the Company recognized from the sale of Abreva® royalty rights, $400,000 from government research grants and $300,000 from research contracts and licenses. Revenues for the first nine months of fiscal 2004 included $1.2 million from the sale of Abreva royalty rights, $787,000 in sales of the raw material docosanol, $662,000 from government research grants and $271,000 from research contracts and licenses.

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Conference Call and Webcast

Management will host a conference call with a simultaneous webcast on Thursday, August 18, 2005 at 1:30 pm Pacific/4:30 pm Eastern to discuss third quarter of fiscal 2005 operating performance. The call/webcast will feature Chairman of the Board Charles Mathews, and Vice President and Chief

Financial Officer Gregory P. Hanson, CMA and other members of management. The webcast will be available live via the Internet by accessing Avanir’s website at www.avanir.com. Replays of the webcast will be available for 90 days, and a phone replay will be available through August 23, 2005 by dialing 888-203-1112 (domestic) and 719-457-0820 (international) and entering the passcode 6398574.

About the Company

Avanir Pharmaceuticals is focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir‘s product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious disease. Avanir recently submitted to the FDA the final reviewable unit of its “rolling” New Drug Application for Neurodex™ for the treatment of pseudobulbar affect. Additionally, Avanir has initiated a Phase 3 clinical trial of Neurodex for the treatment of diabetic neuropathic pain. Avanir has active collaborations with two international pharmaceutical companies, Novartis for the treatment of inflammatory disease, and AstraZeneca for the treatment of cardiovascular disease. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Except for the historical information presented herein, matters discussed in this press release contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements that are preceded by, followed by, or that include such words like “estimate,” “anticipate,” “believe,” “intend,” “plan,” or “expect” or similar statements are forward-looking statements. In regard to financial projections, risks and uncertainties include risks associated with royalties earned on product sales of docosanol, and results of clinical trials or product development efforts, as well as risks shown in Avanir’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and from time-to-time in other publicly available information regarding the company. Copies of such information are available from Avanir upon request. Such publicly available information sets forth many risks and uncertainties related to Avanir’s business and technology. The company disclaims any intent or obligation to update these forward-looking statements.

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AVANIR PHARMACEUTICALS
Summary Consolidated Financial Information (Unaudited)

	Three months ended June 30,		Nine months ended June 30,
Consolidated Statement of
Operations Data:	2005	2004	2005	2004
Revenues	$3,333,838	$591,354	$4,866,936	$2,956,835

Operating expenses:
Research and development	6,470,317	5,096,979	22,952,728	15,839,108
General and administrative	2,824,498	1,232,151	6,650,465	4,144,574
Sales and marketing	2,414,578	936,802	4,911,797	2,517,399
Cost of product sales	—	3,102	3,102	213,192

Total operating expenses	11,709,393	7,269,034	34,518,092	22,714,273

Loss from operations	(8,375,555)	(6,677,680)	(29,651,156)	(19,757,438)
Interest income	179,042	57,201	426,021	169,469
Other income	11,496	11,116	(50,575)	30,485
Interest expense	(22,513)	(7,706)	(69,458)	(28,233)

Net loss before income tax	(8,207,530)	(6,617,069)	(29,345,168)	(19,585,717)
Provision for income taxes	(14)	(424)	(1,912)	(2,544)

Net loss	$(8,207,544)	$(6,617,493)	$(29,347,080)	$(19,588,261)

Net loss per share:
Basic and diluted	$(0.08)	$(0.08)	$(0.29)	$(0.27)

Basic and diluted weighted average number of common shares outstanding	107,367,798	78,256,417	100,485,329	73,740,318

Consolidated Balance Sheet Data:	June 30, 2005	September 30, 2004
Cash and cash equivalents	$3,576,849	$13,494,083
Short and long-term investments in securities	22,032,820	11,555,849
Restricted investments in securities	856,872	856,597

Total cash, cash equivalents and investments in securities	$26,466,541	$25,906,529
Net working capital	$13,742,330	$16,653,621
Total assets	$38,663,866	$37,403,953
Deferred revenue	$19,525,064	$21,009,115
Total liabilities	$28,297,043	$27,206,694
Shareholders’ equity	$10,366,823	$10,197,259

Contact: At Avanir Pharmaceuticals:

Patrice Saxon, Investor Relations

858-622-5202
psaxon@avanir.com

At FischerHealth Life Sciences:
Aline Schimmel, Media Relations
212-601-8278
aschimmel@fischerhealth.com